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                                                                   EXHIBIT 10.57

                                  July 19, 2002


Scott E. Schubert
5540 East 115th Street
Tulsa, OK  74103


                  Re:  Second Amendment to the Retention Bonus Agreement


Dear Mr. Schubert:

         The Retention Bonus Agreement originally executed on January 31, 2002, and the first amendment thereto, executed on April 15, 2002 between you and Williams Communications Group, Inc., a Delaware corporation and Williams Communications, LLC, is hereby amended by replacing the entire Retention Bonus Agreement, as amended, with the following:

The following sets forth the Second Amendment to the Retention Bonus Agreement (the "Agreement") between you and Williams Communications Group, Inc., a Delaware corporation ("WCG") and Williams Communications, LLC, (collectively, the "Company") regarding the terms of the retention bonus (the "Retention Bonus") that you may be eligible to receive in accordance with the terms and conditions set forth below. This Agreement is effective as of July 14, 2002, the date of approval by the Board. The Retention Bonus is in addition to, and not in substitution for, any other compensation or benefits which you are eligible to earn from the Company, and this Agreement is in addition to, and not in substitution for, any other agreements between you and the Company.

                  It is critically important to the Company's operations, strategies, business plans and prospects that the Company attract and retain superior and highly qualified executive employees. Accordingly, the Company is entering into this Agreement with you to ensure that the Company has the benefit of your services as an executive during the term of this Agreement and to provide you with additional incentives to assist in the process of maximizing enterprise value.

                  1. DEFINITIONS. For purposes of this Agreement, the following capitalized words that are not otherwise defined in the text of the Agreement shall have the meanings set forth below:


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                  "Affiliate" has the meaning ascribed to such term in Rule
12b-2 of the General Rules and Regulations of the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

                  "Base Salary" means the amount you are entitled to receive as wages or salary on an annualized basis, excluding all bonus, overtime and incentive compensation, payable by the Company as consideration for your services, as determined on the date immediately preceding termination of employment, except that in the case of a termination of employment for Good Reason, Base Salary shall be determined as of the date immediately before the event which constitutes Good Reason.

                  "Board" means the Board of Directors of WCG.

                  "Cause" means a termination of your employment by the Company due to (a) willful failure by you substantially to perform your duties, other than any such failure resulting from your death or Disability, or (b) gross negligence or willful misconduct by you which results in a significantly adverse effect upon the Company or a Subsidiary.

                  "Change in Control" has the meaning set forth in the Williams Communications Group, Inc. Change in Control Severance Protection Plan I, as amended and restated effective July 14, 2002.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Compensation Committee" means the Compensation Committee of the Board.

                  "Disability" has the meaning ascribed to such term in the Company's governing long-term disability plan, or if no such plan is applicable to you, at the discretion of the Board.

                  "Effective Date" means December 31, 2001.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Executive Loan" means the loan(s) made by the Company to you as described on Exhibit A attached hereto.

                  "Final Payment Date" means (a) the later of December 31, 2005, or the fourth anniversary of the Restructuring, if a Qualifying Event does not occur prior to such date, or (b) if a Qualifying Event occurs prior to the date provided in (a), the date of the Qualifying Event.

                  "Good Reason" means the occurrence of any of the following events, unless you have consented thereto: (a) a material change in your duties from those


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assigned to you, unless associated with your bona fide promotion and a commensurate increase in your compensation, in which case you shall be deemed to consent, or (b) a significant reduction in the authority and responsibility assigned to you, or (c) your removal from, or failure to reelect you to, any corporate office of the Company or an Affiliate to which you may have been elected, unless associated with your bona fide promotion and a commensurate increase in your compensation or in connection with your election to a corresponding or higher office of the Company or an Affiliate, in each which case you shall be deemed to consent, or (d) reduction of your Base Salary, or
(e) termination of any of the Incentive Plans in which you are participating, unless such plan is replaced by a successor plan providing incentive opportunities and awards at least as favorable to you as those provided in the plan being terminated, or (f) amendment of any of the Incentive Plans so as to provide for incentive opportunities and awards less favorable to you than those provided in the plan being amended, or (g) failure by the Company or an Affiliate to continue you as a participant in any of the Incentive Plans on a basis comparable to the basis on which other similarly situated eligible employees participate in such plan, or (h) except in relation to a wage freeze applicable to all employees of the Company or an Affiliate, modification of the administration of any of the Incentive Plans so as to adversely affect the level of incentive opportunities or awards actually received by you, (i) a requirement by the Company or an Affiliate that your principal duties be performed at a location more than fifty (50) miles from the location where you are employed, except for travel reasonably required in the performance of your duties, or (j) a determination by you (which determination will be presumed to be Good Reason and presumed to have been made in good faith unless otherwise shown by the Company in each case by clear and convincing evidence) that a change in circumstances has occurred, including, without limitation, a change in the scope of the business or other activities for which you are responsible, which has rendered you substantially unable to carry out, has substantially hindered your performance of, or has caused you to suffer a substantial reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position held by you, which situation is not remedied within ten (10) calendar days after written notice to the Company from you of such determination.

                  "Incentive Plan" means any of the Company's stock option, bonus, sales incentive, and other incentive plans in existence now or immediately prior to a termination of employment or any additional or successor plans providing substantially equivalent or better incentive opportunities.

                  "Involuntary Termination" means (a) the termination of your employment by the Company other than for Cause, (b) your death, (c) the termination of your employment due to your Disability, or (d) the resignation of your employment by you for Good Reason.

                  "Normal Retirement" means retirement at age sixty-five (65) or earlier as determined by the Board in its discretion.


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                  "Payment Date" means (a) December 31 of each year until the
Restructuring, (b) the anniversary date of the Restructuring for each year following the Restructuring until the Final Payment Date, and (c) the Final Payment Date.

                  "Qualifying Event" means

                           (a) Involuntary Termination;

                           (b) Normal Retirement;

                           (c) Any rejection of this Agreement (including
confirmation of a deemed rejection) in any voluntary or involuntary proceeding by or against the Company under the federal bankruptcy laws; or

                           (d) a Change in Control, provided however that a
Change in Control shall only constitute a Qualifying Event with respect to any unpaid, accrued payments of principal and interest, including, without limitation:

                                    (i) Payments accrued for any year in which a
Change in Control takes place. If a Change in Control occurs prior to the Payment Date for any particular year, the Restructuring Bonus for that year shall be pro rated based on the timing of the Change in Control; or

                                    (ii) Payments with respect to prior
Retention Bonus amounts (including deferred amounts) for which payment has not yet been made.

                  In the event that a Change in Control does occur, any remaining Retention Bonus amounts will continue to be governed in accordance with this Agreement, and in the event of a second Qualifying Event, will be treated in accordance with the provisions herein applicable to the Retention Bonus.

                  "Restructuring" means a confirmation of a plan of reorganization of the Company that is in a proceeding involving either the Company under Chapter 11 of the Bankruptcy Code (11 U.S.C. Section 1101, et seq.).

                  "Subsidiary" means any corporation, partnership or joint venture in which the Company, directly or indirectly, holds a majority of the voting power of such corporation's outstanding shares of capital stock or a majority of the capital or profits interests of such partnership or joint venture.

                  2. TERM. The term of this Agreement (the "Term") shall commence on the Effective Date and shall continue until the Final Payment Date.

                  3. RETENTION BONUS. In consideration of, and subject to, your continued employment with the Company during the Term, the Company will pay you a Retention Bonus in the amount set forth on Exhibit A attached hereto. The Retention


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Bonus payable on February 15, 2002, is for services rendered during the year
2001. Retention Bonuses payable on December 31, 2002, and subsequent years are for services rendered during the year the Retention Bonus becomes payable. Retention Bonus payments will be made by the Company in the amounts set forth on Exhibit A as soon as practicable after each Payment Date while you remain in the continued employ of the Company, but in no event shall such payments be made more than thirty (30) days after the respective Payment Dates; provided, however, that the Company shall not be obligated to make a Retention Bonus payment if the making of such payment would violate a covenant or give rise to a default under any agreement to which the Company is a party or by which it may be bound and, in such event, the Company shall defer the payment of such vested amount until payment is permitted under any such agreement. The right to receive a Retention Bonus payment is earned as of the Payment Date. Notwithstanding the foregoing, if there occurs a Qualifying Event during the Term of this Agreement and you are in the employ of the Company immediately prior to such Qualifying Event, any remaining Retention Bonus payments will be paid to you as soon as practicable, but in no event later than thirty (30) days following the date of such Qualifying Event. If (a) you are in the employ of the Company at the commencement of any voluntary or involuntary proceeding by or against the Company under the federal bankruptcy laws, and (b) this Agreement is rejected (including confirmation of a deemed rejection )in such proceeding, such rejection will constitute a Qualifying Event immediately prior to the commencement of such proceeding for purposes of this Agreement, and you will be entitled to setoff your claim for any remaining Retention Bonus payments against the balance outstanding on your Executive Loan.

                  4. APPLICATION OF RETENTION BONUS TO REPAY EXECUTIVE LOAN. So long as there remains a balance outstanding on your Executive Loan, any Retention Bonus payments by the Company hereunder will be applied to the outstanding principal of your Executive Loan. You hereby authorize the Company to withhold the Retention Bonus payments and apply them to the Executive Loan. At such time as there is no balance outstanding on your Executive Loan, the Company will pay each Retention Bonus payment to you in a lump sum cash amount in accordance with the terms of Section 3.

                  5. EFFECT OF TERMINATION OF EMPLOYMENT OTHER THAN INVOLUNTARY TERMINATION. In the event that your employment with the Company terminates for any reason other than an Involuntary Termination prior to any of the Payment Dates, you shall forfeit your right to any portion of the Retention Bonus not yet earned.

                  6. OPTION TO DEFER RETENTION BONUS; ROLLING DEFERRAL OPTION. No later than January 31, 2002, you may elect to defer the Payment Date for the February 15, 2002 Payment Date and/or the December 31, 2002 Payment Date to a date no earlier than twelve (12) months after such Payment Date, but in no event later than the Final Payment Date. In addition, you may elect to defer Retention Bonus payments previously deferred to a date no earlier than twelve (12) months after such deferred Payment Date but in no event later than the Final Payment Date. The Company will issue a Form W-2 Wage and Tax Statement with respect to any Retention Bonus payment so deferred and you will pay


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in cash to the Company on the Payment Date amounts required to pay the Medicare portion of FICA due on the deferred Retention Bonus. The deferral of all payments previously deferred will end at the time of a Restructuring, at which time all deferred Retention Bonus amounts will be paid, in addition to any amounts owed in accordance with Section 13 and Section 14.

                  7. APPLICATION OF ERISA. All benefits to which you may be entitled under this Agreement are unfunded and are payable out of the Company's general funds. To the extent this Agreement is considered to be an "employee pension benefit plan" as defined in Section 3(2) of ERISA, i.e., due to the deferral option in Section 6 above, this Agreement is part of an arrangement intended to qualify as an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(3) and 401(a)(1) of ERISA. The Compensation Committee shall serve as the plan administrator with respect to this Agreement and all interpretations of this Agreement, and questions concerning its administration and application, shall be determined by the Compensation Committee (or its delegate).

                  8. CLAIMS PROCEDURE.

                  (a) INITIAL CLAIM FOR BENEFITS. In the event the Company fails to pay a benefit hereunder when due and you believe you were entitled to receive such a benefit, you may submit your claim for benefits to the Compensation Committee (or to such other person as may be designated by the Compensation Committee) in writing in such form as is permitted by the Company. You will have no right to seek review of a denial of benefits, or to bring any action in any court to enforce a claim for benefits prior to your filing a claim for benefits and exhausting your rights to review under Sections 8(a) and 8(b). When a claim for benefits has been filed properly, such claim for benefits shall be evaluated and you will be notified of the approval or the denial within ninety (90) days after the receipt of such claim unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to you prior to the termination of the initial ninety (90) day period which shall specify the special circumstances requiring an extension and the date by which a final decision will be reached (which date shall not be later than one hundred and eighty (180) days after the date on which the claim was filed). You will be given a written notice in which you will be advised as to whether the claim is granted or denied, in whole or in part. If a claim is denied, in whole or in part, you will be given written notice which shall contain (a) the specific reasons for the denial, (b) references to pertinent provisions of this Agreement upon which the denial is based, (c) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary and (d) your rights to seek review of the denial.

                  (b) REVIEW OF CLAIM DENIAL. If a claim is denied, in whole or in part, you will have the right to request that the Compensation Committee review the denial, provided that you file a written request for review with the Compensation Committee within sixty (60) days after the date on which you received written notification of the


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denial. You (or your duly authorized representative) may review pertinent documents and submit issues and comments in writing to the Compensation Committee. Within sixty (60) days after a request for review is received, the review shall be made and you will be advised in writing of the decision on review, unless special circumstances require an extension of time for processing the review, in which case you will be given a written notification within such initial sixty (60) day period specifying the reasons for the extension and when such review shall be completed (provided that such review shall be completed within one hundred and twenty (120) days after the date on which the request for review was filed). The decision on review shall be forwarded to you in writing and shall include specific reasons for the decision and references to the provisions of this Agreement upon which the decision is based. If you fail to file a request for review in accordance with the procedures herein outlined, you will have no rights to review and will have no right to bring action in any court and the denial of the claim shall become final and binding on all persons for all purposes.

                  9. SUCCESSOR TO COMPANY. This Agreement shall be binding on any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) which becomes such after a Change in Control of the Company has occurred to all or substantially all of the business and/or assets of the Company in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place. In the case of any transaction in which a successor (which becomes such after a Change in Control of the Company has occurred) would not by the foregoing provision or by operation of law be bound by this Agreement, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company's obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term "Company," as used in this Agreement, shall mean the Company and any successor or assignee to the business or assets which by reason hereof becomes bound by this Agreement.

                  10. RESTRICTIONS ON ALIENATION OF BENEFITS. No right or benefit under this Agreement shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void.

                  11. NOTICES. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, sent by telecopier or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the Chief Executive Officer, Williams Communications Group, Inc., One Technology Center, Tulsa, Oklahoma 74103, telecopier: (918) 547-2360, with a copy to the General Counsel of the Company, or to you at the address set forth on the first page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.


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                  12.      GENERAL PROVISIONS.

                  (a) NO RIGHTS TO CONTINUED EMPLOYMENT. Neither this Agreement nor any of the rights or benefits evidenced hereby shall confer upon you any right to continuance of employment by the Company or interfere in any way with the right of the Company to terminate your employment, subject to the provisions of Sections 3 and 4 above, for any reason, with or without Cause.

                  (b) AMENDMENTS, WAIVERS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

                  (c) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                  (d) WITHHOLDING. The Company may withhold from any amounts paid to you hereunder all applicable federal, state, city and/or other tax withholdings.

                  (e) HEADINGS. The headings contained in this Agreement are intended solely for convenience of reference and shall not affect the rights of the parties to this Agreement.

                  (f) GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware, without regard to choice of law principles.

                  13. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

                  (a) Anything in this Agreement to the contrary notwithstanding, in the event that a Retention Bonus payment is made under this Agreement, in the event there is a setoff under Section 4, or in the event of any Interest Payment under Section 14, then you shall be entitled to receive an additional payment or payments in the amount of all federal, state and local income and employment taxes (including any interest or penalties imposed with respect to such taxes) (collectively, the "Income Tax Payment") due with regard to any Retention Bonus or Interest Payment paid or setoff under this Agreement. The Income Tax Payment shall be in an amount such that, after payment by you of all such taxes (including any interest or penalties imposed with respect to such taxes), including any income tax and employment tax imposed upon the Income Tax Payment, you retain an amount of the Income Tax Payment equal to the income tax and employment tax imposed upon such Payment.


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                  (b) Anything in this Agreement to the contrary
notwithstanding, in the event that it shall be determined (as hereafter provided) that any payment (other than the Gross-Up payments provided for in this Section 13) or distribution by the Company or any of its Affiliates to you or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, including but not limited to payments made pursuant to Section 13(a) and Section 14 of this agreement, or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered "contingent on a change in ownership or control" of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then you shall be entitled to receive an additional payment or payments (collectively, a "Gross-Up Payment"). The Gross-Up Payment shall be in an amount such that, after payment by you of all such taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

                  (c) Subject to the provisions of Section 13(g), all determinations required to be made under this Section 13, including whether an Excise Tax or Income Tax Payment is payable by you and the amount of such Excise Tax or Income Tax Payment, and whether a Gross-Up Payment is required to be paid by the Company to you and the amount of such Gross-Up Payment, if any, shall be made by a nationally recognized accounting firm (the "Accounting Firm") selected by you in your sole discretion. You shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and you within thirty (30) calendar days after the Termination Date, if applicable, and any such other time or times as may be requested by you or the Company. If the Accounting Firm determines that any Excise Tax or Income Tax Payment is payable by you, the Company shall pay the required Gross-Up Payment or Income Tax Payment to you within five (5) business days after receipt of such determination and calculations with respect to any Payment to you. If the Accounting Firm determines that no Excise Tax or income tax is payable by you, it shall, at the same time as it makes such determination, furnish the Company and you an opinion that you have substantial authority not to report any Excise Tax or income tax on your federal, state or local income or other tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable federal, state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Income Tax Payments or Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 13(g) and you thereafter are required to make a payment of


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any Excise Tax or income tax, you shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and you as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, you within five (5) business days after receipt of such determination and calculations.

                  (d) You and the Company shall each provide the Accounting Firm with access to and copies of any books, records and documents in your possession or in the possession of the Company, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 13(c). Any determination by the Accounting Firm as to the amount of the Income Tax Payment or Gross-Up Payment shall be binding upon you and the Company.

                  (e) The federal, state and local income or other tax returns filed by you shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax and income tax payable by you. You shall make proper payment of the amount of any Excise Payment and income tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of your federal income tax return as filed with the Internal Revenue Service ("IRS") and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of your federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment or income tax should be reduced, you shall within five (5) business days pay to the Company the amount of such reduction.

                  (f) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by
Section 13(c) shall be borne by the Company. If such fees and expenses are initially paid by you, the Company shall reimburse you the full amount of such fees and expenses within five (5) business days after receipt from you of a statement therefor and reasonable evidence of your payment thereof.

                  (g) You shall notify the Company in writing of any claim by the IRS or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment or Income Tax Payment. Such notification shall be given as promptly as practicable but no later than ten
(10) business days after you actually receive notice of such claim and you shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by you). You shall not pay such claim prior to the earlier of (i) the expiration of the thirty (30) calendar-day period following the date on which he gives such notice to the Company and (ii) the date that any payment of amount with respect to such claim is due. If the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

                           (i) provide the Company with any written records or
                  documents in your possession relating to such claim reasonably requested by the Company;

                           (ii) take such action in connection with contesting
                  such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

                           (iii) cooperate with the Company in good faith in
                  order effectively to contest such claim; and

                           (iv) permit the Company to participate in any
                  proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 13(g), the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this Section 13(g) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that you may participate therein at your own cost and expense) and may, at its option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs you to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to you on an interest-free basis and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment or Income Tax Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority.

                  (h) If, after the receipt by you of an amount advanced by the Company pursuant to Section 13(g), you receive, or are entitled to receive, any refund with respect to such claim, you shall (subject to the Company's complying with the requirements of Section 13(g)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). You will be deemed to have received a refund when you are entitled to such refund, even if you elect to apply it against future tax liability. If, after the receipt by you of an amount advanced by the Company pursuant to Section 13(g), a determination is made that you shall not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial or refund prior to the expiration of thirty (30) calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of Gross-Up Payment or Income Tax Payment required to be paid by the Company to you pursuant to this Section 13.

                  (i) The Gross-Up Payment provided in this Section 13, and similar provisions provided in the Williams Communications Group, Inc. Change in Control Severance Protection Plan I and the Williams Communications Group, Inc. Restructuring Incentive Plan provided to certain executives shall be read in conjunction with each other so that no duplication of payments shall be made.

                  14. INTEREST PAYMENTS. For interest accrued with respect to periods beginning on or after January 1, 2002, provided you remain employed by the Company, unless your employment with the Company has terminated in a Qualifying Event, any interest payment amounts owed by you under the Executive Loan (the "Interest Payments") shall be reimbursed by the Company to you within five (5) business days after you furnish adequate proof of such Interest Payment to the Company. No payment on the Executive Loan shall become due without an Interest Payment also becoming due and owed by the Company to the Executive.

                  15. SEVERABILITY. Each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. In the event that any provision of this Agreement shall be determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of the Agreement shall remain in full force and effect, and in substitution for any such provision held unlawful, there shall be substituted a provision of similar import reflecting the original intention of the parties hereto to the extent permissible under law.

                  16. REJECTION OF THIS AMENDMENT. In the event that this Agreement, as amended, shall be set aside or rejected, including, without limitation, in any proceeding under the federal bankruptcy laws, the parties hereto agree to be governed by the terms of the Retention Bonus Agreement in effect prior to any such rejected amendment.

                  If this Agreement sets forth our agreement on the subject matter hereof, please sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

                                         Sincerely,

                                         Williams Communications Group, Inc.

                                         By: /s/ David Newsome
                                             -----------------------------------
                                         Title: General Counsel & Secretary
                                                --------------------------------


                                         Williams Communications, LLC

                                         By: /s/ David Newsome
                                             -----------------------------------
                                         Title: General Counsel & Secretary
                                                --------------------------------



AGREED TO AS OF THIS 19TH
DAY OF JULY, 2002.

/s/ SCOTT E. SCHUBERT
-----------------------
Signature

-----------------------
Scott E. Schubert

                                    EXHIBIT A

                      SCHEDULE OF RETENTION BONUS PAYMENTS

PAYMENT DATE UNTIL A
RESTRUCTURING OCCURS                         RETENTION BONUS AMOUNT
---------------------                        ----------------------

2/15/02                                      [$800,000.00]
12/31/02                                     [$800,000.00](1)
12/31/03                                     [$800,000.00](1)
12/31/04                                     [$800,000.00](1)
12/31/05                                     [$800,000.00](1)



PAYMENT DATE FOLLOWING
A RESTRUCTURING                              RETENTION BONUS AMOUNT
----------------------                       ----------------------

FIRST ANNIVERSARY OF RESTRUCTURING      ONE-FOURTH (1/4) OF THE TOTAL OF ALL
                                        RETENTION BONUS AMOUNTS UNPAID PRIOR TO
                                        THE RESTRUCTURING.

SECOND ANNIVERSARY OF RESTRUCTURING     ONE-FOURTH (1/4) OF THE TOTAL OF ALL
                                        RETENTION BONUS AMOUNTS UNPAID PRIOR TO
                                        THE RESTRUCTURING.

THIRD ANNIVERSARY OF RESTRUCTURING      ONE-FOURTH (1/4) OF THE TOTAL OF ALL
                                        RETENTION BONUS AMOUNTS UNPAID PRIOR TO
                                        THE RESTRUCTURING.

FOURTH ANNIVERSARY OF RESTRUCTURING     ONE-FOURTH (1/4) OF THE TOTAL OF ALL
                                        RETENTION BONUS AMOUNTS UNPAID PRIOR TO
                                        THE RESTRUCTURING.


----------

(1) This amount will be paid in full if no restructuring takes place prior to the Payment Date for any particular year. If, however, a Restructuring occurs prior to the Payment Date for any particular year, the Restructuring Bonus for that year shall be pro rated based on the timing of the Restructuring. The Restructuring Bonus shall be calculated by dividing the number of days in that year prior to the Restructuring by three-hundred and sixty-five (365), and multiplying that number by the Retention Bonus Amount for that year. For example, if the Restructuring occurs on October 15, 2002, the Restructuring Bonus would be calculated as follows: First, the number of days in 2002 prior to the Restructuring, two-hundred and eighty-eight (288), would be divided by three-hundred and sixty-five (365). Second, this number would be multiplied by Eight Hundred Thousand Dollars and No Cents ($800,000.00). The resulting Retention Bonus for 2002 would be Six Hundred Thirty-one Thousand Two Hundred Thirty-two Dollars and Eighty Cents ($631,232.80).

                          DESCRIPTION OF EXECUTIVE LOAN

Promissory Note, dated December 31, 2001, as amended and restated as of July 14, 2002, by Scott E. Schubert in favor of Williams Communications Group, Inc., for the payment of the principal sum of Four Million Dollars and No Cents ($4,000,000.00), plus interest as set forth in the Promissory Note and the Agreement.